                                                                   Exhibit 12.01

                             BROOKS AUTOMATION, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     AND PREFERRED DIVIDENDS AND ACCRETION
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)

                                                                           Year ended September 30,
                                                     --------------------------------------------------------------------
                                                       2001           2000           1999           1998           1997
                                                     --------       --------       --------       --------       --------
FIXED CHARGES
   Interest expense                                  $  4,063       $  1,345       $  1,553       $  2,347       $  1,730
   Portion of rent expense
      representative of interest                        1,600          1,933          1,633          1,781          1,332
                                                     --------       --------       --------       --------       --------
                                                        5,663          3,278          3,186          4,128          3,062
   Preferred dividend and accretion requirement           145            194          1,248          2,484          1,815
                                                     --------       --------       --------       --------       --------
  Combined fixed charges and
     preferred dividends and accretion               $  5,808       $  3,472       $  4,434       $  6,612       $  4,877
                                                     ========       ========       ========       ========       ========
EARNINGS
  Income (loss) before income taxes and
    minority interests                               $(36,523)      $ 28,444       $(10,448)      $(27,917)      $ (2,857)

   Fixed charges per above                              5,808          3,472          4,434          6,612          4,877
                                                     --------       --------       --------       --------       --------
                                                     $(30,715)      $ 31,916       $ (6,014)      $(21,305)      $  2,020
                                                     ========       ========       ========       ========       ========
Ratio of earnings to combined fixed
  charges and preferred dividends and accretion            --(A)         9.2             --(B)          --(C)          --(D)
                                                     ========       ========       ========       ========       ========
Coverage deficiency                                  $(36,523)      $     --       $(10,448)      $(27,917)      $ (2,857)
                                                     ========       ========       ========       ========       ========


(A) Earnings were insufficient to cover fixed charges by $36,523,000 in fiscal 2001.

(B) Earnings were insufficient to cover fixed charges by $10,448,000 in fiscal 1999.

(C) Earnings were insufficient to cover fixed charges by $27,917,000 in fiscal 1998.

(D) Earnings were insufficient to cover fixed charges by $2,857,000 in fiscal 1997.